UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Consent Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Consent Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

Silver Star Properties REIT, Inc.
(Name of Registrant as Specified in Its Charter)

Allen R. Hartman Hartman XX Holdings, Inc. Hartman vREIT XXI, Inc. Hartman Family Protection Trust LISA HARTMAN Charlotte Hartman VICTORIA HARTMAN MASSEY MARGARET HARTMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

The persons identified on the cover page hereto (collectively, the “Hartman Group”) on June 3, 2025 filed a definitive proxy statement and an accompanying BLUE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit votes for, among other matters, (i) the election of directors that the Hartman Group has nominated for election at the next annual meeting of stockholders of Silver Star Properties REIT, Inc. (the “Company”) and (ii) the rejection of the Company’s alternate strategy proposal, and in favor of liquidating the Company’s assets in an orderly manner in accordance with the terms of its articles of incorporation and returning capital to stockholders.

On June 30, 2025, the Hartman Group distributed the following letter to shareholders:

THE ALTERNATIVE: MONETIZATION & RETURN OF CAPITAL – A PLAN FOR REAL VALUE

To the Shareholders of Silver Star Properties REIT, Inc.,

For nearly two years, Silver Star Properties has failed to deliver results, failed to communicate a coherent strategy, and failed to act in the interest of the very shareholders it serves. But there is a clear alternative. A responsible alternative. A path forward rooted not in speculation or secrecy—but in discipline, transparency, and value recovery.

That alternative is the Monetization and Return of Capital Plan supported by the Hartman Shareholder Alliance.

WHAT SHAREHOLDERS REALLY WANT: LIQUIDITY, NOT LIP SERVICE

Let’s be honest. The current board wants you to believe you’re in it for long-term innovation, transformation, and bold reinvention. But shareholder sentiment has been overwhelmingly clear:

You want liquidity.
You want your capital back.
You want leadership that stops playing games with your money.

That is exactly what our plan delivers—a structured wind-down, sale of remaining assets at fair value, and systematic return of proceeds to shareholders.

HARTMAN’S TRACK RECORD SPEAKS FOR ITSELF

Before Gerald Haddock and his board hijacked the REIT’s mission, Silver Star was on a stable path. In fact, legacy asset sales under Hartman in 2023 and early 2024 were executed successfully, demonstrating that market demand and asset value were intact:

•	Properties sold in early 2024 for up to $106/sq ft

•	Strong broker relationships and tenant stability drove high valuations

•	Maintenance was handled regularly—contrary to today’s false “deferred maintenance” narrative

What changed? Leadership. Not the properties.

SSP’S NARRATIVE COLLAPSES UNDER SCRUTINY

Today’s board blames “deferred maintenance” for poor sale prices. Yet:

•	No such issue was cited in disclosures following Hartman’s departure

•	Brokers and buyers cited lack of leasing strategy and panic-driven sales as the true issue

•	Early asset sales—even post-Hartman—still commanded respectable value, before Haddock’s “New Direction” took hold

This proves what we've said all along: the narrative is a cover-up, not a cause.

LEGACY ASSET SALES TELL THE TRUE STORY

•	In 2023 Legacy Asset sales realized 2.058 times the original cost.
•	In the first half of 2024, 1.47 times the original cost.
•	In the second half of 2024, 57.4% of the original cost.
•	In 2025 51.6% of the original cost.

No amount of personal invective against former management or distorted claims can disguise the truth that Silver Star’s current leadership realized gradual and consistent reduction in asset value.

THE HARTMAN PLAN: A PATH TO VALUE

The Hartman Shareholder Alliance plan includes:

•	Immediate halt to speculative acquisitions and high-risk capital deployment

•	Independent valuation of remaining assets

•	Broker-led monetization strategy designed to maximize proceeds

•	Regular, audited reporting on asset sales and cash flow

•	Return of net proceeds to shareholders quarterly, until the trust is dissolved or value is fully recovered

This is not about emotion—it’s about execution.

VOTE TO PRESERVE WHAT’S YOURS

This election is your opportunity to stop the bleeding and take back control.

Vote FOR the Hartman Shareholder Alliance.
Vote FOR monetization, transparency, and capital return.
Vote AGAINST secrecy, speculation, and shareholder dilution.

See the attached proxy letter for more details. Click here to read the full letter.

Call us directly at (619) 664-4780 to vote for the return of your capital or vote the blue proxy from our online e-mail.

Thank you for your trust and support.

Sincerely,

Al Hartman

The Hartman Shareholder Alliance Team

***

Additional Information

The Hartman Group has filed a definitive proxy statement and accompanying BLUE universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit proxies with respect to the election of the Hartman Group’s slate of highly qualified director candidates and the other proposals to be presented at the 2025 annual meeting of stockholders (the “Annual Meeting”) of Silver Star Properties REIT, Inc. (the “Company”). Stockholders are advised to read the proxy statement and any other documents related to the solicitation of stockholders of the Company in connection with the Annual Meeting because they contain important information, including information relating to the participants in the Hartman Group’s proxy solicitation. These materials and other materials filed by the Hartman Group with the SEC in connection with the solicitation of proxies are available at no charge on the SEC’s website (http://www.sec.gov). The definitive proxy statement, the accompanying BLUE universal proxy card and other relevant documents filed by the Hartman Group with the SEC are also available, without charge, by contacting the Hartman Group’s proxy solicitor, InvestorCom LLC, at its toll-free number (877) 972-0090 or via email at Proxy@investor-com.com.